Exhibit 10.42.2

FORM Notice of Option Grant

Participant
Notice

You have been granted the following stock option (the “Option”) to purchase Shares in accordance with the terms of the Arthur J. Gallagher & Co. 20[ ] Long-Term Incentive Plan (the “Plan”) and the Stock Option Award Agreement (the “Agreement”) attached hereto.

Type of Award	Nonqualified Stock Option
Grant Date
Option Price per Share
Number of Shares of Common Stock subject to the Option
Vesting Schedule

The exercise of your Option is subject to the terms of the Plan and this Agreement. Beginning on each of the following dates, which shall be no earlier than three years from the Grant Date, you may exercise your Option to purchase the corresponding percentage of the total number of Shares underlying your Option. You may then exercise your Option to purchase that portion of the Shares at any time until your Option terminates or expires.

Vesting Date* Vested Percentage

Third anniversary of the Grant Date 33.33

Fourth anniversary of the Grant Date 66.67

Fifth anniversary of the Grant Date 100

However, in the event of your termination of employment, including your death, Disability or Retirement, the exercisability of the Option will be governed by Section 5 of the Agreement.

Expiration Date

Your Option will expire seven years from the Grant Date, subject to earlier termination as set forth in the Plan and the attached Agreement. Your Option contains an Automatic Exercise provision (Section 4(d)).

BY MY ELECTRONIC ELECTION TO ACCEPT THE TERMS AND CONDITIONS OF THIS GRANT OF STOCK OPTIONS (WHICH SERVES AS MY ELECTRONIC SIGNATURE OF THE AGREEMENT), I AGREE THAT MY PARTICIPATION IN THE PLAN IS GOVERNED BY THE PROVISIONS OF THE PLAN AND THE AGREEMENT. (INCLUDING THE DELAWARE CHOICE OF GOVERNING LAW AND ITS OTHER TERMS AND CONDITIONS AND THE ADDENDUM, IF ANY, FOR MY COUNTRY OF RESIDENCE).

FORM OF ARTHUR J. GALLAGHER & CO. 20[ ] Long-Term Incentive Plan

Stock Option Award Agreement

This Stock Option Award Agreement (this “Agreement”), dated as of the Grant Date set forth in the Notice of Option Grant attached hereto (the “Grant Notice”) is made between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

WHEREAS, the Company desires to grant an award of stock options to the Participant under and pursuant to the Company’s 20[ ] Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Company desires to evidence the award of a stock option to the Participant and to have the Participant acknowledge the terms and conditions of the stock option award by this Agreement; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its delegate, as applicable, has approved this stock option award.

NOW, THEREFORE, IT IS AGREED:

1.
Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below; other capitalized terms used in this Agreement shall have the meaning specified for such terms in the Plan, unless a different meaning is specified in this Agreement:
(a)
“Benefit Services” means any employee benefit brokerage, consulting, or administration services, in the areas of group insurance, defined benefit and defined contribution pension plans, individual life, disability and capital accumulation products, and all other employee benefit areas.
(b)
“Company” shall mean the Company and any corporation 50% or more of the stock of which is beneficially owned directly by the Company or indirectly through another corporation or corporations in which the Company is the beneficial owner of 50% or more of the stock.
(c)
“Company Account” will be construed broadly to include all users of insurance services or benefit services including commercial and individual consumers, risk managers, carriers, agents and other insurance intermediaries; provided that, this subsection is subject to any special terms and conditions set forth in any addendum to this Agreement for the state a Participant is employed by the Company in, or primarily performing work for the Company in ("Addendum").

(d)
“Confidential Information” will be construed broadly to include confidential and proprietary data and trade secret information of the Company which is not known either to its competitors or within the industry generally and which has independent economic value to the Company, and is subject to reasonable efforts that are reasonable under the circumstances to maintain its secrecy, and which may include, but is not limited to: data relating to the Company’s unique marketing and servicing programs, procedures and techniques; investment, wealth management and retirement plan consulting, variable annuities, and fund investment business and related products and services; underwriting criteria for general programs; business, management and human resources/personnel strategies and practices; the criteria and formulae used by the Company in pricing its insurance and benefits products and claims management, loss control and information management services; the structure and pricing of special insurance packages negotiated with underwriters; highly sensitive information about the Company’s agreements and relationships with underwriters; sales data contained in various tools and resources (including, without limitation, Salesforce.com); lists of prospects; the identity, authority and responsibilities of key contacts at Company accounts and prospects; the composition and organization of Company accounts’ businesses; the peculiar risks inherent in the operations of Company accounts; highly sensitive details concerning the structure, conditions and extent of existing insurance coverages of Company accounts; policy expiration dates, premium amounts and commission rates relating to Company accounts; risk management service arrangements relating to Company accounts; loss histories relating to Company accounts; candidate and placement lists relating to Company accounts; the Company’s personnel and payroll data including details of salary, bonus, commission and other compensation arrangements; and other data showing the particularized insurance or consulting requirements and preferences of Company accounts.
(e)
“Direct or indirect solicitation” means, with respect to a Company Account or Prospective Account, the following (which is not intended to be an exhaustive list of direct or indirect solicitation, but is meant to provide examples of certain reasonably anticipated scenarios): (i) The sending of an announcement by the Participant or on the Participant’s behalf to any Company Account or Prospective Account, the purpose of which is to communicate that the Participant has either formed his own business enterprise or joined an existing business enterprise that will offer products or services in any way competitive with the Company; initiating a communication or contact by the Participant or on the Participant’s behalf with any Company Account or Prospective Account for the purpose of notifying such Company Account or Prospective Account that the Participant has either formed his own business enterprise or joined an existing business enterprise that will offer products or services in any way competitive with the Company; (iii) communication or contact by the Participant or on the Participant’s behalf with any Company Account or Prospective Account if the communication in any way relates to insurance or benefits services; provided, however, nothing herein is intended to limit communications or contacts that are unrelated to insurance and/or benefits services; or (iv) the facilitation by the Participant, directly or indirectly, of any Company

Account’s execution of a broker of record letter replacing the Company as its broker of record.
(f)
“Disability” shall have the meaning given to the term “Long-Term Disability” under the Arthur J. Gallagher & Co. Long-Term Disability Insurance Plan, as amended from time to time, or such successor long-term disability plan under which the Participant is covered at the time of determination.
(g)
“For Cause Termination” shall mean a termination of employment based upon the good faith determination of the Company that one or more of the following events has occurred: (i) the Participant has committed a dishonest or fraudulent act to the material detriment of the Company; (ii) the Participant has been convicted (or pleaded guilty or nolo contendere) for a crime involving moral turpitude or for any felony; (iii) material and persistent insubordination on the part of the Participant; (iv) the loss by the Participant, for any reason, of any license or professional registration without the Company’s written consent; (v) the diversion by the Participant of any business or business opportunity of the Company for the benefit of any party other than the Company; (vi) material violation of the Company’s Global Standards of Business Conduct by the Participant; or (vii) the Participant has engaged in illegal conduct, embezzlement or fraud with respect to the assets, business or affairs of the Company. A Participant shall be deemed to have undergone a For Cause Termination if, after the Participant’s employment has been terminated, facts and circumstances are discovered that would have justified a For Cause Termination.
(h)
“Insurance Services” means any renewal, discontinuance or replacement of any insurance or reinsurance by, or handling self-insurance programs, insurance claims or other insurance administrative functions.
(i)
“Prospective Account” means any entity (other than a then-current Company Account but including former Company Accounts) with respect to whom, at any time during the one year period preceding the termination of the Participant’s employment with the Company, the Participant: (i) submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company, (ii) had material contact or acquired Confidential Information as a result of or in connection with the Participant’s employment with the Company, or (iii) incurred travel and/or entertainment expenses which were reimbursed by the Company to the Participant.
(j)
"Retirement" means a termination of employment with the Company by the Participant which is not a For Cause Termination and where the Participant is then at least 55 years old.
(k)
“Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.
2.
Grant of the Option. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant the right and option (the

“Option”) to purchase all or any portion of the Number of Shares of Common Stock subject to the Option (“Shares”) set forth in the Grant Notice at the Option Price per Share and on the other terms as set forth in the Grant Notice.
3.
Exercisability of the Option. The Option shall become exercisable in accordance with the Vesting Schedule and other terms set forth in the Grant Notice. The Option shall terminate on the seventh anniversary of the Grant Date stated in the Grant Notice (the “Expiration Date”), subject to earlier termination as set forth in the Plan and this Agreement.
4.
Method of Exercise of the Option.
(a)
The Participant may exercise the Option, to the extent then vested and exercisable, by delivering an electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee and in accordance with the procedures established by the Company and the stock plan administrator, specifying the number of Shares with respect to which the Option is being exercised and payment to the Company of the aggregate Option Price in accordance with Section 4(b). The Option may be exercised at any time as to all or any of the Shares then purchasable hereunder; provided, however, that the Option may be exercised only with respect to whole Shares. The Participant hereby acknowledges that his or her ability to exercise the Option may be restricted by the Company’s Insider Trading Policy and Global Standards of Business Conduct.
(b)
At the time the Participant exercises the Option, the Participant shall pay the Option Price of the Shares as to which the Option is being exercised to the Company, which payment may be made by one or more of the methods available under the Plan, subject to any additional limitations or conditions that may be imposed by the Company and/or its stock plan administrator. Such exercise shall be effective upon receipt by the Secretary of the Company, at the main office of the Company, of such written notice and payment, or, if the Company has engaged a third-party stock plan administrator, in accordance with the procedures established on such third party’s website.
(c)
The Company’s obligation to deliver the Shares to which the Participant is entitled upon exercise of the Option is conditioned on the Participant’s satisfaction in full to the Company of the aggregate Option Price of those Shares and the required tax withholding related to such exercise.
(d)
Automatic Exercise.
(i)
To the extent that the Participant has not exercised the Option prior to the closing of the New York Stock Exchange on the Expiration Date or the last trading day immediately preceding the Expiration Date if the Expiration Date is not a trading day on the New York Stock Exchange (the “Automatic Exercise Date”), and the Option Price is less than the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on the Automatic Exercise Date, then the Option shall be automatically exercised with respect to the remaining vested Shares immediately following the close of business on the Automatic Exercise Date, pursuant to the terms of this Section , as well as any rules, procedures or minimum value thresholds adopted by the Company or any stock plan administrator for effecting this automatic exercise provision.
(ii)
The payment of the Option Price in connection with an automatic exercise pursuant to this Section will be made pursuant to Section 2.1(c)(i)(C) of the Plan, and the Company will withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 6.5(ii)(C) of the Plan. To the extent that a fraction of a share of Common Stock would be required to pay the entire amount of the Option Price and the tax withholding, the Company shall have the option of collecting the balance in excess of the maximum number of whole shares by: (A) deducting such amount from the wages or other amounts otherwise payable to the Participant, (B) requiring the Participant to pay such amount to the Company in cash or by check, (C) deducting such amount from other amounts held by any stock plan administrator or broker for the benefit of the Participant to the extent authorized, or (D) notwithstanding the express statements in Section 2.1(c) and Section 6.5 of the Plan and any other provision of the Plan or this Agreement, if permitted by the Company at the time of automatic exercise, by netting one additional Share in the automatic exercise and paying the unused fraction to the Participant in cash.
(iii)
The exercise of the Option is the responsibility of the Participant and this automatic exercise provision is being provided by the Company to the Participant as a convenience and as a protection against inadvertent expiration of the Option by the Participant, and the Participant has no right for the Option to be automatically exercised pursuant to this Section. By accepting the Option, the Participant hereby agrees and consents to the application of this Section, and waives any and all claims against the Company, and its employees and agents, resulting from the occurrence or nonoccurrence of an automatic exercise of the Option pursuant to this Section and any rules or procedure adopted by the Company or any stock plan administrator for effecting this automatic exercise provision.
(iv)
The Company may, in its sole discretion, exclude the application of this automatic exercise provision at or during any time or times, or for Participants located outside of the United States. This Section will not apply if and to the extent that the automatic exercise of the Option for the Participant is not permissible under applicable laws. Except for terminations described in Section 5(a), (c) or (d) below, or as otherwise determined by the Committee, this Section shall not apply to the Option if the Participant incurs a termination of employment on or before the Automatic Exercise Date.
5.
Termination of Employment. Except as provided in this Agreement, as applicable, the Option shall terminate and be forfeited upon termination of the Participant’s employment, and upon such termination and forfeiture of the Option, no Shares may thereafter be purchased under the Option. Notwithstanding anything contained in this Agreement, the Option shall not be exercised after the Expiration Date.

(a)
Death or Disability. If the Participant’s employment with the Company is terminated due to death or Disability and the Participant has neither engaged in nor expressed an intention to engage in any of the activities described in Section 18 or the Addendum to the Agreement, as applicable, then the Option shall thereafter be immediately exercisable for all or any portion of the full number of Shares available for purchase under the Option until the Expiration Date.
(b)
For Cause Termination. If the Participant undergoes a For Cause Termination by the Company, then the Option shall immediately terminate and no portion of the Option shall be exercisable as of the date of such termination, regardless of whether or not all or any portion was vested and exercisable prior to the date of such termination.
(c)
Retirement. If the Participant’s employment with the Company is terminated due to Retirement and the Participant has neither engaged in nor expressed an intention to engage in any of the activities described in Section 18 or the Addendum to the Agreement, as applicable, then the portion of the Option which is vested on the date of termination shall continue to be exercisable until the Expiration Date.
(d)
Other Terminations. Upon termination of the Participant’s employment by the Company or by the Participant other than under the circumstances described in Sections 5(a), 5(b) or 5(c), the Option, to the extent vested and exercisable as of the date of such termination, shall thereafter be exercisable for a period of 30 days from the date of such termination, and any portion of the Option that was not exercisable as of the date of such termination shall be immediately forfeited.
6.
Recapitalization. In the event that the outstanding Common Stock of the Company is changed by reason of a stock dividend, stock split, recapitalization, merger, consolidation, or a combination or exchange of shares, the number of Shares subject to the Option shall be adjusted in compliance with Section 6.7 of the Plan so that the Participant shall receive upon exercise of the Option in whole or in part thereafter that number of shares of the class of the capital stock of the Company or its successor that the Participant would have been entitled to receive had he or she exercised the Option immediately prior to the record date for such event. In the event of such an adjustment, the per share Option Price shall be adjusted accordingly, so that there will be no change in the aggregate Option Price payable upon exercise of the Option.
7.
Compliance with Laws and Regulations. The Company shall not be obligated to issue any Shares pursuant to this Agreement unless the Shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and, as applicable, local and foreign laws. Notwithstanding the foregoing, the Company is under no obligation to register any Shares to be issued under this Agreement pursuant to federal or state securities laws.

8.
Acceptance of Benefits/Plan Governs. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. Unless defined herein, capitalized terms are used herein as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. All determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on the Participant and on his or her legal representatives and beneficiaries.
9.
Tax Withholding.

(a) Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant's responsibility. Furthermore, the Company (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, the subsequent sale of any Shares acquired pursuant to the Option and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant's liability for Tax-Related Items. Further, if the Participant becomes subject to taxation in more than one country between the date the Option is granted and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.

(b) Prior to the delivery of Shares upon exercise of the Option, if the Participant's country of residence (and/or country of employment, if different) requires the withholding of Tax-Related Items, the Participant authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Participant from any wages or other cash compensation paid to the Participant by the Company. Alternatively, or in addition, if permissible under local law, the Participant authorizes the Company, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Participant by one or a combination of the following: (a) withholding otherwise deliverable whole Shares having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Option; (b) withholding from the proceeds of the sale of Shares acquired upon exercise of the Option; or (c) requiring the Participant (or the Participant's personal representative or beneficiary, as the case may be) to provide a cash payment to the Company in the amount necessary to satisfy any such obligation.

(c) If the obligation for Tax-Related Items is satisfied by withholding a whole number of Shares as described herein, the Participant shall be deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option.

(d) In the event the withholding requirements are not satisfied, no Shares will be issued to the Participant (or the Participant's personal representative or beneficiary, as the case may be) upon exercise of the Option unless and until satisfactory arrangements (as determined by the administrator) have been made by the Participant with respect to the payment of any Tax-Related Items that the Company determines, in its sole discretion, must be withheld or collected with respect to such Option. By accepting this Option, the Participant expressly consents to the withholding of Shares and/or cash as provided for hereunder. All other Tax-Related Items related to the Option and any Shares delivered in payment thereof are the Participant's sole responsibility.

10.
Non-Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the lifetime of the Participant, only by him or her; provided, however, that the Committee may, in its discretion, permit the Option to be transferred subject to such conditions and limitations as the Committee may impose.
11.
No Right to Continued Employment. The Company is not obligated by or as a result of the Plan or this Agreement to continue the Participant’s employment, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company to terminate the employment of the Participant at any time.
12.
No Rights as a Stockholder. Neither the Participant nor any other person shall become the beneficial owner of the Shares subject to the Option, nor have any rights to dividends or other rights as a stockholder with respect to any such Shares, until the Participant has actually received such Shares following the exercise of the Option in accordance with the terms of the Plan and this Agreement.
13.
Nature of Grant. In accepting this grant of Options, the Participant acknowledges that:

(a) The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) This award of Options is a one-time benefit and does not create any contractual or other right to receive future grants of Options, benefits in lieu of Options, or other Plan benefits in the future, even if Options have been granted repeatedly in the past;

(c) All decisions with respect to future Option grants, if any, and their terms and conditions, will be made by the Company, in its sole discretion;

(d) Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Participant;

(e) The Participant is voluntarily participating in the Plan;

(f) The future value of the Shares underlying the Options is unknown and cannot be predicted with certainty;

In addition, the following provisions apply if the Participant is providing services outside the United States:

(g) The Options and Shares subject to the Options are:

(i) extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or its subsidiaries, and are outside the scope of the Participant’s employment contract, if any;

(ii) not intended to replace any pension rights or compensation;

(iii) not part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits, or similar payments and in no event should they be considered as compensation for, or relating in any way to, past services for the Company or any of its subsidiaries;

(h) In consideration of the award of Options, no claim or entitlement to compensation or damages shall arise from the Options resulting from Termination of Employment (for any reason whatsoever) and the Participant irrevocably releases the Company and its subsidiaries from any such claim that may arise; if any such claim is found by a court of competent jurisdiction to have arisen, then, by signing or electronically accepting this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim;

(i) Neither the Company nor any of its subsidiaries shall be liable for any change in value of the Options, the amount realized upon exercise of the Options or the amount realized upon a subsequent sale of any Shares acquired upon exercise of the Options, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.

14.
Notice and Consent to Transfer Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies the Participant of the following in relation to the Participant's personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Options and the Participant's participation in the Plan. The collection, processing and transfer of the Participant's personal data is necessary for the Company’s administration of the Plan and the Participant's participation in the Plan. The Participant's denial and/or objection to the collection, processing and transfer of personal data may affect the Participant's participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein. The Company holds certain personal information about the Participant, including the

Participant's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested, exercised or outstanding in the Participant's favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company will process the Data for the sole and exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant's country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant's participation.

The Company will transfer Data internally as necessary for the purpose of implementation, administration and management of the Participant's participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) for them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant's behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.

The Participant may, at any time, exercise their rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant's participation in the Plan. The Participant may seek to exercise these rights by contacting the Company's human resource department.

15.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

16.
Other Plans. The Participant acknowledges that any income derived from the exercise of the Option shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company.
17.
Counterpart Execution. This Agreement has been executed in two counterparts, each of which shall be deemed an original and both of which constitute one and the same document.
18.
Restrictive Covenant; Clawback.

(a) (i) If, at any time within (A) the seven-year term of this grant; (B) two years after the termination of employment; or (C) two years after the Participant exercises any portion of this grant, whichever is the latest, the Participant, in the determination of the management of the Company, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to:

(1) conduct related to his or her employment for which either criminal or civil penalties against him or her may be sought;

(2) violation of Company policies, including, without limitation, the Company’s Insider Trading Policy and Global Standards of Business Conduct;

(3) directly or indirectly, soliciting, placing, accepting, aiding, counseling or providing consulting for any Insurance Services for any existing Company Account or any actively solicited Prospective Account of the Company for which he or she performed any of the foregoing functions during the two-year period immediately preceding such termination; or providing Benefit Services the Company is involved with, for any existing Company Account or any Prospective Account of the Company for which the Participant performed any of the foregoing functions during the two-year period immediately preceding such termination; provided, that this subsection is subject to any special terms and conditions set forth in any addendum to this Agreement for the state a Participant is employed by the Company in, or primarily performing work for the Company in ("Addendum");

(4) recruiting, luring, enticing, employing or offering to employ any current or former employee of the Company or engaging in any conduct designed to sever the employment relationship between the Company and any of its employees;

(5) disclosing or misusing any trade secret, Confidential Information or other non-public confidential or proprietary material concerning the Company except as specifically permitted under Section 19; or

(6) participating in a hostile takeover attempt of the Company;

then this grant of stock options and all other grants of stock options held by the Participant shall terminate effective as of the date on which the Participant enters into such activity,

unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and any gain realized by the Participant from the exercise of all or a portion of this or any grant of stock options shall be repaid by the Participant to the Company. Such gain shall be calculated based on the difference between the closing price per share of the Common Stock as quoted on the New York Stock Exchange on the date of exercise (or, at the discretion of the Committee, the real time price per share of the Common Stock at the time of exercise) and the exercise price of the stock option, multiplied by the number of stock options exercised on such date, plus interest measured from the first date the Participant engaged in any of the prohibited activities set forth above at the highest rate allowable under Delaware law.

(ii) The Option and all other grants of stock options held by the Participant shall also be subject to recovery by the Company under its compensation recovery policy, as amended from time to time.

(iii) The Participant acknowledges that Participant’s engaging in activities and behavior in violation of Section 18(a)(i) above will result in a loss to the Company which cannot reasonably or adequately be compensated in damages in an action at law, that a breach of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to and cumulative with any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by the Participant. The Participant acknowledges and agrees that the requirement in Section 18(a)(i) above that the Participant disgorge and pay over to the Company any option gain realized by the Participant is not a provision for liquidated damages. The Participant agrees to pay any and all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing any breach of any covenant in this Agreement.

(b) By accepting this grant, the Participant consents to deductions from any amounts the Company owes the Participant from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Participant by the Company) to the extent of the amounts the Participant owes the Company under Section 18(a) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company.

19.
Exception to Confidentiality Provision. Notwithstanding the generality of these prohibitions relating to Confidential Information, the Participant acknowledges that nothing in this Agreement, prohibits the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity including, without limitation, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency of the Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

20.
Governing Law. This Agreement shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
21.
Waiver. By accepting the grant of the Option or exercising it, the Participant waives any right to compensation or damages in consequence of the termination of his or her office or employment with the Company or any Subsidiary for any reason (and whether or not such termination is lawful) insofar as those rights arise or may arise, from his or her ceasing to have rights under or be entitled to exercise any option under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlement.
22.
Private Placement. This grant of Options is not intended to be a public offering of securities in the Participant's country. The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and this grant of Options is not subject to the supervision of the local securities authorities.
23.
Insider Trading. The Participant acknowledges that, depending on Participant's or the Participant's broker's country of residence or where the Company shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant's ability to accept, acquire, sell or otherwise dispose of Company shares, rights to shares or rights linked to the value of shares during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant's country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know" basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company's Insider Trading Policy and Global Standards of Business Conduct. The Participant acknowledges that it is the Participant's responsibility to comply with any restrictions and is advised to speak to the Participant's personal advisor on this matter.
24.
Exchange Controls. As a condition to this grant of Options, the Participant agrees to comply with any applicable foreign exchange rules and regulations.
25.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
26.
Addendum. This grant of Option shall be subject to any special terms and conditions set forth in any addendum to this Agreement for the Participant’s country ("Addendum"). Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or facilitate the operation and administration of the Options and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s relocation). The Addendum constitutes part of this Agreement.
27.
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
28.
Entire Agreement. This Agreement, the Grant Notice and the Plan constitute the entire agreement between the Participant and the Company regarding the award of Options and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the award.
29.
Language. If the Participant has received this Agreement, Grant Notice or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
30.
Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, this Agreement and the Option granted hereunder shall be governed by Section 4.8 of the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:______________________________

Walter D. Bay
Vice President, General Counsel and
Secretary

PARTICIPANT

[Signed Electronically]